EMPLOYMENT AGREEMENT

THIS AGREEMENT made as at the 1st day of January 2007.

BETWEEN:
VIREXX MEDICAL CORP.
having an office at the City of Edmonton,
in the Province of Alberta,

(hereinafter called the "Employer"),

OF THE FIRST PART,

- and -

[________________________]
of the City of Spruce Grove,
in the Province of Alberta,

(hereinafter called the "Employee"),

OF THE SECOND PART,

WHEREAS:

A.	The Employee has agreed to terms of employment with the Employer in the capacity and position of Senior Vice President Operations; and

B.	The Employer and the Employee wish to confirm their relationship upon the terms and conditions as provided in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements referred to herein, and the sum of TEN DOLLARS ($10) now paid or to be paid on behalf of the Employer to the Employee, the receipt and sufficiency of which consideration is hereby acknowledged, the parties covenant and agree as follows:

ARTICLE 1.  INTERPRETATION

1.1	Number and Gender

Words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine gender and words importing persons shall include firms and corporations and vice versa.

1.2	Division

The division of this Agreement into Articles and Sections forms no part of this Agreement and shall be deemed to have been inserted and done for convenience only.

1.3	Headings

The headings of all the Articles and Sections hereof and the table of contents, if any, are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4	Recitals

All recitals to this Agreement shall be included in and form part of this Agreement.

1.5	Continuance of Agreement

The provisions of this Agreement shall continue in effect until the final performance of all the respective obligations set forth herein or until amended or altered by agreement in writing.

1.6	Agreement Supersedes

This Agreement represents a composite of all previous agreements, if any, reached to date and that hereafter, this Agreement and the Employee Confidentiality Agreement, a copy of which is annexed hereto as Schedule “B”, are the only agreements between the parties with respect to the matters contemplated by this Agreement, and shall supersede and replace any discussion letter or form of Agreement, oral or written, which may exist as of the date of execution and delivery of this Agreement.

1.7	Applicable Law

This Agreement shall be governed by the laws of the Province of Alberta.

1.8	Schedules

The following schedules are incorporated into and form part of this Agreement:

Schedule "A" - Position Profile

Schedule "B" - Employee Confidentiality Agreement

Schedule "B" to this Agreement is referenced in Article 6 and is in full force and effect when fully executed.

1.9	Effective Date

Notwithstanding the date of execution of this Agreement by the Employer and the Employee, this Agreement shall be deemed for all purposes to be effective as at and from the 1st day of January 2007 (the "Effective Date").

1.10	Severability

In the event that any provision or part of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

1.11	Modification of Agreement

Any modification to this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

ARTICLE 2.  EMPLOYMENT

2.1	Employment

The Employer hereby employs the Employee to be the Employer's Senior Vice President Operations for the purposes of undertaking the duties of and exercising the powers of that office. The Employee represents and warrants to the Employer that the Employee has the required skills and experience to perform the duties and exercise the responsibilities required of the Employee as Senior Vice President Operations. In carrying out his duties and responsibilities, the Employee shall comply with all lawful and reasonable instructions as may be given by the President of the Employer and shall comply with all government and other professional requirements, rules, by-laws and regulations.

2.2	Employee's Undertaking

2.2.1 The Employee, in collaboration with the Employer's President and Employer's Board of Directors, shall be responsible for such reasonable duties consistent with the position of Senior Vice President Operations as may from time to time be required or authorized by the President and/or the Board of Directors of the Employer, without restricting the generality of the foregoing, shall include:

2.2.1.1 discharging those duties and responsibilities set out in the Position Profile attached as Schedule "A", which may be amended from time to time by the Employer, so long as those amended duties and responsibilities are consistent with the duties of a Senior Vice President Operations; and

2.2.1.2 using his best efforts to promote the interests and goodwill of the Employer.

2.2.2 In the performance of the responsibilities listed in Section 2.2, the Employee may, under direction of the President of the Corporation, delegate or assign duties as appropriate to staff and external experts/consultants as required provided that the Employee shall maintain management responsibility over those to whom duties have been delegated and/or assigned.

2.3  Time Devotion

2.3.1 The Employee shall, during the term of this Agreement, devote his full business time, attention and ability to the affairs of the Employer in furtherance of the Employer's best interest as is necessary to fulfill his duties hereunder. It is understood that the hours of work involved are going to vary and be irregular and shall include reasonably sufficient hours required to meet the objectives of employment herein described.

2.3.2 The Employer acknowledges and agrees that the Employee is an Adjunct Professor at the University of Alberta and that he may use a reasonable amount of time to continue to fulfill these obligations.

2.4  Serving the Company

The Employee shall well and faithfully serve the Employer and use his best efforts to promote the interests thereof. In carrying out his duties, functions and responsibilities, the Employee shall comply with, adhere to, execute and fulfill all of the Employer's written policies, procedures, rules and regulations, as amended in writing by the Employer from time to time. It is understood and agreed to by the Employee that his assignments, duties, responsibilities and reporting arrangements may be changed by the Employer in its sole discretion without causing termination of this Agreement.

2.5  Business Conduct

The Employee agrees that in all matters affecting the conduct of the Employer's business, the Employee shall maintain a standard of conduct which in all respects meets a reasonable standard of business conduct in the industry in which the Employer operates.

2.6  Employer Powers

Subject always to this Agreement and all applicable laws, the Employer shall have the power and authority to review all work performed by the Employee and to determine standards of performance; provided always, that the Employer's exercise of such power and authority shall be reasonably done in good faith and be consistent with its prior practice.

2.7  Responsibility of Employee

The Employee assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith.

2.8  Liability of the Employee

The Employee will not be liable to the Employer or others except by reason of acts constituting bad faith, willful misconduct, negligence or reckless disregard of his duties.

2.9 Exercise of Duties

At all times, the Employee shall act on a basis which is fair and reasonable to the Employer and shall exercise his powers and discharge his duties under this Agreement honestly, in good faith and in the best interests of the Employer, and in connection therewith shall exercise that degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

2.10 Location

The Employee's place of employment shall be at the head office of the Employer located at 8223 Roper Road, NW, Edmonton, Alberta or such other place as the Board of Directors directs.

2.11 Records and Materials

Upon expiry or termination of the Employee's employment with the Employer, the Employee shall deliver to the Employer all proprietary information and all Confidential Information referred to in Article 6, including but not restricted to all data, records and materials with respect to the Employer which are in his possession and/or under his control.

2.12 No Interest

Nothing herein shall be construed to give the Employee any interest in the tangible or intangible assets of the Employer.

ARTICLE 3.  REMUNERATION

3.1	Compensation of the Employee

Throughout the term of this Agreement, commencing January 1, 2007, the Employer shall pay to the Employee a salary, set from time to time by the Board of Directors, stated as an annualized amount but payable semi-monthly in arrears in equal monthly installments for each year during the term of the Employee's employment and commencing on the Effective Date. The Employee's salary at the commencement of and throughout the term of this Agreement shall be no less than ONE HUNDRED SIXTY THOUSAND ($160,000.00) DOLLARS Canadian per annum. The Employee's compensation and performance shall be reviewed by the Board of Directors annually at least one month prior to each anniversary date of commencement. The Employee shall have the right to provide information to the Board of Directors on all factors relevant to the Board's decision on any increase in compensation

3.2	Bonuses

For each year of the term of this Employment Agreement and any extension or renewal thereof, the Employee is eligible to be considered for a bonus to be decided on by the Board of Directors. The current Compensation Plan calls for a bonus of 20% for this level of employment. Considering that ViRexx is in Development phase and currently does not have income inflow, Management reserves the right whether or not to pay this bonus subject to the availability of cash.

3.3	Benefits

The Employer shall provide the Employee with participation in any benefit programs as they are made generally available by the Employer to its other employees including life, disability, health and dental insurance, Alberta Health Care and Parking.

3.4	Pension

The Employer agrees to make matching annual contributions to the Employee's RRSP up to a maximum of 3% of the Employee's salary.

3.5	Stock Options

3.5.1
The Employee will be eligible to participate in the Employer's stock option program or plan as may be determined and/or amended from time to time in the sole discretion of Employer and as approved by the Board of Directors subject to any applicable regulatory or necessary shareholder approvals.

3.5.2	It is hereby acknowledged that any option granted to the Employee shall be within the sole discretion of the Board of Directors subject to any applicable regulatory or necessary shareholder approvals.

3.5.3
If the Employee’s employment is terminated or deemed terminated by the Employer pursuant to Section 5.3 then all unvested options granted to the Employee shall vest immediately upon termination and the Employee shall have ninety (90) days from the date of termination to exercise his options unless such ninety (90) day period is extended by the Board of Directors.

3.5.4
If the Employee is terminated or deemed terminated pursuant to Section 5.5, all options not yet vested shall be vested immediately upon termination or deemed terminated for Good Reason and the stock option exercise period will be extended from ninety (90) days to twelve (12) months.

3.6	Car Allowance and Business Expenses

The Employee shall be paid a car mileage allowance for longer trips away from Edmonton and his reasonable business expenses, including business-related mobile phone charges, shall be reimbursed by the Employer.

3.7	Additional Benefits

The Employer shall pay all professional association and development fees and all course costs which are incurred from time to time by the Employee in maintaining his professional designations and upgrading and/or continuing his education and development to improve the performance of his duties.

ARTICLE 4.  VACATION

The Employee shall be entitled to a period of four weeks paid vacation per calendar year. The Employee will provide the Employer with reasonable written notice of his intention to take any vacation days. The Employee shall be allowed to accumulate one week vacation per year from the previous year but at no time shall the Employee be entitled to accumulate unused weeks such that he has more than five (5) weeks of vacation in any one (1) year.

ARTICLE 5.  TERM AND TERMINATION

5.1	Term

This Agreement commenced on the Effective Date and shall continue indefinitely unless terminated earlier.

5.2	Termination by the Employer for Cause

The Board of Directors, by majority decision acting reasonably, shall have the right to terminate the Employee's employment for cause, including, but without restricting the generality of the foregoing, upon the occurrence of one or more of the following default events:

5.2.1
the Employee's failure or refusal to comply with policies established from time to time by the Board of Directors, provided always that such policies are documented in writing and communicated to the Employee and are reasonable and consistent with the Employer's best interests;

5.2.2
the Employee's failure or refusal to comply with the directions of the Board of Directors or the Board of Directors determine, in their sole discretion, that the Employee's performance of his duties under this Agreement is unsatisfactory;

5.2.3	the Employee's fraud, dishonesty or other willful misconduct or the Employee's negligence;

5.2.4
if the Employee engages in any criminal activity or unethical conduct which, in the sole discretion of the Employer, is judged to seriously impair the Employee's ability to perform his duties hereunder, or would or could impair the business reputation of the Employer, including, but not limited to, where the Employee is convicted of any indictable criminal offence;

5.2.5	any actual or material breach of the provisions of this Agreement;

5.2.6	the Employee is adjudged bankrupt.

5.3	Termination by the Employee or by the Employer Without Cause

5.3.1 This Agreement may be terminated by the Employer or the Employee without cause in the following manner in the specified circumstances:

5.3.1.1 by the Employee on giving ninety (90) days notice in writing to the Employer, the Employer may waive the notice in whole or in part;

5.3.1.2 by the Employer on giving one (1) years notice in writing to the Employee or payment in lieu of notice inclusive of all benefits except for those detailed in the paragraph below;

5.3.2 None of the payments in lieu of notice referred to in 5.3.1.1 and 5.3.1.2 above include bonus which may be payable, the value of benefits otherwise received over the same period and any accrued vacation pay, nor do these payments include any reasonable out placement and relocation assistance from the Employer which may be agreed upon as a full and final settlement to the Employee.

5.4	Termination Upon a Change of Control

5.4.1 “Change of Control” for the purposes of this Agreement means the occurrence of any one or more of the following:

5.4.1.1  a change of control of the Employer or of any material subsidiary of the Employer;

5.4.1.2  the closing of a merger, acquisition, sale of securities, amalgamation, plan of arrangement, take-over bid, insider bid, issuer bid other than a normal course issuer bid, reorganization, exchange of assets or securities, any one of which results in a change of voting control of the issued and outstanding securities of the Employer and a subsequent election of new directors who gain control of the Board of Directors; sale of all or substantially all of the assets of the business of the Employer, a proxy contest resulting in appointment of new directors who take control of the Board of Directors; or any other change which the Board of Directors declares to be a Change of Control; but

5.4.1.3  excludes internal reorganizations, reverse takeovers (where the Employer remains the dominant entity) and transfers among the group of entities controlled by a substantial shareholder.

5.4.2 “Good Reason” for the purposes of this Agreement means a material adverse change to the Employee’s terms and conditions of employment following a Change of Control including but not limited to:

5.4.2.1  failure by the Employer to maintain the Employee in at least the same or an equivalent position which the Employee occupied before the Change in Control of the Employer;

5.4.2.2  failure by the Employer to provide the Employee with compensation benefits equal to or greater than the Employee was receiving prior to the Change in Control of the Employer;

5.4.2.3  relocation of Employee’s place of work to a location more than fifty (50) miles from it’s location immediately prior to the Change of Control; or

5.4.2.4  if there is any material change in the Employee’s reporting relationships, any material reduction in the Employee’s duties, responsibilities or authority or any other action that has the effect of a demotion of the Employee: to the extent the Change of Control results in the Employer (or a successor to the Employer by merger, consolidation or the like), continuing in existence as a direct or indirect subsidiary of an acquirer, then the Employee shall be considered to have been demoted unless given the same or equivalent position, duties and authority in the ultimate parent of the acquirer.

5.4.3 Notwithstanding any other provisions hereof, this Agreement may be terminated at any time within the twelve (12) months following a Change of Control:

5.4.3.1  by the Employee, for Good Reason, on giving sixty (60) days notice in writing to the Employer and the Employer may waive the notice in whole or in part; or

5.4.3.2  by the Employer without cause and without notice.

5.4.4 Upon termination of the Agreement within twelve months following a Change of Control either by the Employee for Good Reason as provided for in 5.4.2. above or by the Employer without cause as provided for in 5.4.1 above, the Employee is entitled to the following severance:

5.4.4.1  twelve (12) months salary inclusive of any bonus payable for the twelve (12) month period;

5.4.4.2  continuation for twelve (12) months of all Benefits except for those detailed in the paragraph below;

5.4.4.3  immediate vesting of all stock options granted to the Employee; and

5.4.4.4  an extension of the Employer's stock option exercise period from ninety (90) days to twelve (12) months.

5.4.5 The severance includes the value of any bonus which may be payable but excludes the value of benefits otherwise received, that is, parking; pension matching; car allowance and business expenses; additional benefits of Section 3.7; any accrued vacation pay; out placement and relocation assistance from the Employer.

5.4.6 If the termination does occur as described in 5.4.1 or 5.4.2, each of the salary, bonus and benefits (“Benefits”) given to the Employee shall be equal to at least a minimum of what they were for the year immediately prior to the Change of Control.

5.5	Termination of the Employee for Disability

If the Employee suffers from any mental or physical disability or illness which results in the Employee being unable to substantially perform his duties for a continuous ninety (90) day period or for periods aggregating one hundred and twenty days in any period of three hundred and sixty five days, the Employer may terminate this Agreement upon giving the Employee sixty days notice in writing and shall pay to the Employee six months' salary, the value of benefits otherwise received over the same period and any accrued vacation pay as full and final settlement to the Employee.

5.6	Survival of Agreement

Notwithstanding the termination of the Employee's employment or the termination of this Agreement for any reason, Sections 2.12, 7.5 and Article 5 and Article 6 of this Agreement shall not be deemed to have been terminated and shall continue in full force and effect.

5.7	Subsidiaries

For the purposes of this Agreement, employment by a corporation or other entity that is controlled directly or indirectly by the Employer will be deemed to be employment by the Employer. Thus, references in this Agreement to “Employer” include such corporations, subsidiaries, affiliates or other entities where appropriate in context.

5.8	Effect of Termination

Upon termination of this Agreement, howsoever terminated, the Employee shall be entitled to receive compensation for services provided under this Agreement ("Earned Compensation"), up to and including the date of termination. However, termination of this Agreement shall not accelerate the payment date of any monies accrued or accruing to the Employee as a result of any Earned Compensation, or other compensation, if any, nor shall termination vest in the Employee any right in connection therewith unless otherwise stipulated herein.

In the event of termination of this Agreement for any reason provided in Section 5.2, 5.3 or 5.4, all rights and obligations of the Employer and the Employee shall cease to exist immediately, except that the Employee's and Employer's obligations under Sections 2.12, 7.5 and Article 5 and Article 6 hereof shall survive such termination.

ARTICLE 6.  CONFIDENTIAL INFORMATION AND SOLICITATION

6.1	Confidential Information

The Employee shall not, either during the term of his Employment and for a period of five years thereafter, disclose or cause to be disclosed, to any person, unless required by law, any secrets or Confidential Information, as defined in Schedule "B" hereto, concerning the business or affairs or financial position of the Employer or any company with which the Employer is or may hereafter be affiliated. This Agreement is governed by the confidentiality provisions as set forth in Schedule "B". PROVIDED it is agreed by the Employer that the Employee shall have the sole discretion to decide how to manage any Confidential Information and Intellectual Property Rights as between the Employer and the University of Alberta given that he is employed by both simultaneously as long as he uses reasonable practices which are consistent with practices of similar companies.

6.2	Non-Solicitation

6.2.1  In this Section 6.2, in the context of any action taken by the Employee, the words "directly or indirectly" include any action:

6.2.1.1  taken by the Employee, for the Employee's own benefit, as the case may be;

6.2.1.2  taken by an "Associate" or an "Affiliate" (as each term is defined in the Securities Act (Alberta)) of the Employee for the benefit of such Associate or Affiliate and/or the Employee; or

6.2.1.3  otherwise taken for the benefit of any person competing with the business of the Employer, whether carried out directly by the Employer, or indirectly by any Associate, any Affiliate, any joint venture partner or any agent (the "Business"), by the Employee, whether taken individually or in partnership or jointly or in conjunction with any person as principal, agent, consultant, partner, trustee, director, officer, employee or shareholder of that person (other than a holding of shares listed on a Canadian or United States stock exchange that does not exceed 5% of the outstanding shares so listed).

6.2.2 At any time during a period of one (1) year from the Employee ceasing to be employed by the Employer for any reason whatsoever (the "Restricted Period"), the Employee shall not, without the prior written consent of the Employer (which consent may be withheld by the Employer in its absolute and unfettered discretion), directly or indirectly, alone or in concert or in any manner whatsoever solicit or endeavor to solicit, or induce or endeavor to induce, any employee of the Business to leave his or her employment with the Employer or any Affiliate of the Employer.

ARTICLE 7.  GENERAL

7.1	Further Acts

Each of the parties to this Agreement shall, at the request and expense of the other party, execute and deliver any further documents and do all acts and things as that party may reasonably require to carry out the true intent and meaning of this Agreement.

7.2	Time

Time is of the essence of this Agreement.

7.3	Parties of Interest

This Agreement enures to the benefit of and is binding upon the Employer and the Employee and upon their administrators, legal representative, executor, successors and permitted assigns as applicable.

7.4	Assignment

This Agreement may not be assigned or transferred in any manner by the Employee.

7.5	Employer's Property

The Employee acknowledges that all items of any and every nature or kind created or used by the Employee pursuant to the Employee's employment under this Agreement, or furnished by the Employer to the Employee, and all equipment, automobiles, credit cards, books, records, reports, files, manuals, literature, Confidential Information or other materials shall remain and be considered the exclusive property of the Employer at all times and shall be surrendered to the Employer, in good condition, promptly on the cessation or termination of the Employee's employment irrespective of the time, manner or cause of the termination.

ARTICLE 8.  NOTICE

8.1	Manner of Delivery

All notices given under this Agreement shall be deemed to have been duly given only if personally delivered, mailed by prepaid registered mail, sent by facsimile or by electronic mail in portable document format ("PDF") addressed as follows:

TO THE EMPLOYER:

ViRexx Medical Corp.
8223 Roper Road, NW
Edmonton, Alberta T6E 6S4

TO THE EMPLOYEE:

____________________
____________________
____________________

8.2	When Notices Deemed Delivered

Any notice personally delivered in the manner set out in Section 8.1 shall be deemed given when personally delivered or upon receipt of confirmation of delivery of facsimile or electronic mail and any notice mailed in the manner set out in Section 8.1 shall be deemed to have been received on the fifth regular business day next following the date of posting.

8.3	Disruption of Mail Service

In the event of disruption, or threatened disruption, of regular mail service, all notices shall be deemed to have been duly given only if personally delivered, sent by facsimile or electronic mail.

8.4	Change of Address

Any party may change his address for notice by giving a notice to that effect pursuant to this Article 8.

IN WITNESS WHEREOF this Agreement has been made effective as on the day and year first written above.

VIREXX MEDICAL CORP.
Per:
Per:

SIGNED, SEALED AND DELIVERED in the presence of:	) ) ) )
WITNESS		[____________________]

SCHEDULE "A"

POSITION PROFILE

Reporting to the President and the Chief Operating Officer, the Senior Vice President of Operations will be responsible for overseeing the _______________ Division of ViRexx Medical Corp including but not limited to the following duties.

•	Oversee all aspects of the _______________ Division including the management of Oncology staff.

•
Focus on achieving regulatory and marketing approval of the Occlusin® 500 Device for the treatment of hypervascular tumors and the treatment of uterine fibroids. This will involve completing preclinical testing of the product in an animal model, GMP manufacturing of the material, identification and scale-up of a manufacturing process suitable for commercialization and completing clinical testing of the product.

•	Assist in the operations of ViRexx by overseeing the maintenance and security of the building, and liaise with insurance brokers to maintain adequate general, clinical and D&O insurance.

•
Assist the Chief Executive Officer and the Chief Financial Officer in their Investor Relations activities by being a backup for the Chief Executive Officer from a "science" perspective if scheduling conflicts exist.

•
Assist the Vice President of Clinical/Regulatory in drafting presenting regulatory documents by providing required documentation, reviewing document packages, and giving presentations to regulatory bodies as part of pre-IDE, pre-CTA, IDE and CTA meetings.

•	Assist in managing the intellectual property for ViRexx and specifically the Intellectual Property for the T-ACT Platform.

•	Be an active member of the Intellectual Property committee by assisting in the management of ViRexx's Intellectual Property portfolio.

•	Liaise directly with patent attorneys and examiners regarding the T-ACT® technology including the Occlusin® products.

•	Assist in preparing and submitting the necessary documentation to forward the T-ACT® Intellectual Property.

•	Assist in disseminating communications within and external to ViRexx.

•	Be an active member of ViRexx's communications committee by assisting in drafting and reviewing communications within and outside ViRexx.

•	Plan and implement budgets to support activities in the Oncology Division keeping in mind that ViRexx needs to operate under tight fiscal constraints until the first commercial income arrives.

•	Assist in the identification and development of new products.

•
Travel on behalf of ViRexx to support development and commercialization of products. Travel involves meeting with Contract Manufacturers; attending business development meetings; and attending the Society of Interventional Radiology meeting to gather business intelligence on competing products and improvements to our product candidates.

SCHEDULE "B"

EMPLOYEE CONFIDENTIALITY AGREEMENT

THIS AGREEMENT made as at the 1st day of January, 2007 (hereinafter referred to as the "Agreement").

BETWEEN:

VIREXX MEDICAL CORP.
a corporation amalgamated pursuant to the
laws of Canada

(hereinafter referred to as "ViRexx")

OF THE FIRST PART

- and -

[____________________]
of the City of Spruce Grove
in the Province of Alberta

(hereinafter referred to as the "Employee")

OF THE SECOND PART

WHEREAS:

A.
the Employee is presently employed, or is about to be employed pursuant to an Employment Agreement ("Employment Agreement") dated concurrently herewith, by ViRexx in a position of confidence and trust and under conditions where he has or may have access to technical, confidential and secret information regarding existing or contemplated business of ViRexx;

B.
the Employee recognizes that as a part of the duties of his employment, certain ideas and suggestions of interest to ViRexx, conceived or made by the Employee while he is retained or employed by ViRexx shall be immediately made available to and become the property of ViRexx without any further consideration;

C.
ViRexx desires to receive from the Employee specific covenants relating to the non-disclosure of confidential information and ownership of Intellectual Property, and the employment contract with the Employee is conditional on ViRexx receiving these covenants.

THEREFORE IN CONSIDERATION of the premises set forth and the remuneration paid by ViRexx to the Employee, the parties agree as follows:

        1. Definition of Confidential Information

1.1 For purposes of this Agreement, the term "Confidential Information", shall mean all information, whether or not reduced to writing and whether or not patentable or protected by copyright, which the Employee receives, received access to, conceived or developed, in whole or in part, directly or indirectly, in connection with the Employee's relationship with ViRexx, and includes, but is not limited to:

(i)
information concerning bioinformatics, medinformatics and cheminformatics software, databases and services, including but not limited to, source codes, object codes, flowcharts and programs and other materials whatsoever (tangible or intangible and machine readable or human readable);

(ii)	information concerning products and services provided to the global community to bridge the gap between biology in vitro (in the test tube) and biology in silico (in the computer);

(iii)	information concerning the handling and analysis of DNA and protein sequence data;

(iv)	information concerning drug development and development processes, including but not limited to, designing optimal drug molecules for treating diseases;

(v)	information concerning pre-clinical, analytical and formulation services;

(vi)	technology developed for high throughput screening of new chemical entities or drug levels;

(vii)	discoveries relating to, and developments of, patented in-house formulations;

(viii)
information concerning research, development and commercialization of vaccines and antibodies for preventative or therapeutic use including, without restriction, those based upon peptide-synthetic carrier protection vaccine formulations for infectious disease;

(ix)
formulations, including but not limited to, the development of new formulations for existing drugs, assessments of current formulations and the development of strategies for formulations of new drug chemical entities (NCE);

(x)	information, drugs, delivery systems, devices or models under a patent, or potential or pending patent, whether or not such a patent is in fact obtained or expires;

(xi)	test results, clinical studies, clinical trial results, and all research whatsoever;

(xii)
products and devices developed, patents, discoveries, concepts, compilations and ideas of any nature whatsoever including, without limitation, the nature and results of research and development activities, the software, molecular and analytical tools to facilitate research in the fields of biology, medicine and pharmaceutical science, and processes, formulas, inventions, technology, techniques, computer programs and models, designs, drawings, and specifications;

(xiii)
production processes, marketing techniques and arrangements, marketing materials, promotions, demos and publications, mailing lists, purchasing information, pricing policies, quoting procedures, financial information, customer and prospect names and requirements, Employee, customer, supplier and distributor data and other materials or information relating to ViRexx's business and activities and the manner in which ViRexx does business, including but not limited to the names of drug firms, biotechnology firms, contact research organizations (CRO), generic drug manufacturers, pharmaceutical companies, pre-clinical clients, principal investigators and alliances with whom ViRexx has or may have a business relationship with,

(xiv)	any other materials or information related to, or that is or may be used in, the business, trade or activities of ViRexx which:

(a)	are not generally known to others engaged in similar business or activities;

(b)	has an economic value from not being generally known; and

(c)	is the subject of efforts that are reasonable in the circumstances to maintain its secrecy; and

(xv)	any financial information or information relating to the day to day business of ViRexx.

1.2 For the purposes of this Agreement the term “Intellectual Property” shall mean all copyrights, registered and unregistered trademarks, trade names, logos, licenses, patent and patent applications, including continuations and continuations in part, trade secrets, computer software, know-how and all other intellectual property which the Employee creates, invents or of which he becomes aware as a result of his employment with ViRexx.

1.3  Failure to mark any of the Confidential Information as confidential, proprietary or protected shall not affect its status as part of the Confidential Information under the terms of this Agreement.

1.4 For purposes of this Agreement, the term "Confidential Information" shall not include information which:

(i)
has been in the possession of the Employee prior to the date of the commencement of the Employee's employment with ViRexx including, without limitation, information pertaining to the matters set out in Section 1.1, if any;

(ii)	has been publicly available prior to coming into the possession of ViRexx;

(iii)	becomes publicly available without a breach by the Employee of: i) this Agreement; ii) any other agreement between the Employee and ViRexx; or iii) any lawful duty owed by the Employee to ViRexx;

(iv)	has been supplied to the Employee by a third party who is under no obligation to ViRexx.

The information described in paragraphs 1.3(i) and (iv) above is hereinafter called the "Employee Information".

2.   Treatment of Information

2.1 The Employee acknowledges that in his position, or in any other position the Employee may hold, in and as a result of the Employee's relationship with ViRexx, the Employee shall, or may be making use of, acquiring or adding to Confidential Information about certain matters and things which are confidential to ViRexx and which information is the exclusive property of ViRexx.

2.2 As a material inducement for ViRexx to retain the services of the Employee, the Employee agrees that during his term as an Employee with ViRexx, and for a term of five (5) years following the date of expiry or termination of the Employment Agreement or expiry or termination of any extension or renewal thereof, the Employee shall not, except with the prior written consent of ViRexx, which consent may be arbitrarily withheld, or except if the Employee is acting in the course of his duties on behalf and for the benefit of ViRexx in connection with ViRexx's business practices and policies, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use for any purpose, or cause to be disclosed, divulged, revealed, reported, published, transferred or used for any purpose, the Confidential Information which has been obtained, created, learned or disclosed by, or to, the Employee.

2.3 Disclosure of any Confidential Information of ViRexx by the Employee shall not be prohibited if the disclosure is directly pursuant to a valid and existing order of a governing court or other governmental body or agency within Canada; provided, however that:

(i)	the Employee shall first provide immediate written notice to ViRexx of any possible or prospective order, or proceeding pursuant to which any order may result; and

(ii)	ViRexx shall have been afforded a reasonable opportunity to prevent or limit any disclosure.

3.   Ownership of ViRexx Intellectual Property and Confidential Information

3.1 The Employee agrees that all right, title and interest in any Confidential Information and any Intellectual Property shall be and shall remain the exclusive property of ViRexx.

3.2 The Employee agrees immediately to disclose in writing to ViRexx all Confidential Information and any Intellectual Property pertaining to the business of ViRexx developed in whole or in part by the Employee during the term of the Employee's relationship with ViRexx and does hereby assign to ViRexx, any right, title or interest the Employee may have in the Confidential Information and the Intellectual Property. The Employee agrees to execute any instruments and to do all other things reasonably requested by ViRexx, in order to vest more fully in ViRexx, all ownership rights in the Confidential Information and Intellectual Property.

3.3 All Intellectual Property and all Confidential Information shall belong exclusively to ViRexx and the Employee does hereby transfer any interest he may have in it and agrees to turn it over to ViRexx including but not limited to all originals and all copies of any materials, tapes, notes, data reference items, sketches, drawings, memoranda, hardware, software, disks, records, inventions, technology, all Intellectual Property and all Confidential Information, in, or that at any time whatsoever were in, the Employee's possession, power or control, at the request of ViRexx, or in the absence of a request, on the termination of the Employee's relationship with ViRexx, howsoever the Employee's termination occurs, including but not limited to, the Employee's retirement or death.

4. Injunctive Relief

4.1 The Employee understands and agrees that ViRexx shall suffer irreparable harm in the event that the Employee breaches any of the Employee's obligations under this Agreement and that monetary damages shall be inadequate to compensate ViRexx for the breach. Accordingly the Employee agrees that, in the event of a breach or threatened or potential breach by the Employee of any of the provisions of this Agreement, ViRexx, in addition to and not in limitation of any other rights, remedies or damages available to ViRexx at law or in equity, shall be entitled to an interim injunction, interlocutory injunction, and permanent injunction, in order to prevent or to restrain any such breach by the Employee, or by any or all of the Employee's partners, co-venturers, ViRexx's servants, agents, representatives and any and all persons directly or indirectly acting for, on behalf of, or with the Employee.

5. Accounting for Profits and Indemnification

5.1 The Employee agrees that if the Employee shall violate any of the Employee's covenants under this Agreement, ViRexx shall be entitled to an accounting and repayment of all profits, compensation, royalties, commissions, remunerations or benefits which the Employee directly or indirectly shall have realized or may realize relating to, growing out of, or in connection with any violations of this Agreement. This remedy shall be in addition to and not in limitation of any injunctive relief at law or in equity or otherwise under this Agreement.

5.2 The Employee agrees to defend, hold harmless and indemnify ViRexx against and in respect of:

(i)
any and all losses and damages resulting from, relating or incident to, or arising out of any misrepresentation or breach by the Employee of any warranty or covenant made or contained in this Agreement;

(ii)	any and all actions, suits, proceedings, claims demands, judgments, costs, and expenses (including all legal fees, on a solicitor and his own client basis), incident to the foregoing.

6.   Severability

6.1 In the event that any provision or part of any provision of this Agreement shall be deemed to be void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect. The Employee agrees that the breach or alleged breach by ViRexx of:

(i)	any covenant contained in another agreement (if any) between ViRexx and the Employee or;

(ii)	any obligation owed to the Employee by ViRexx;

shall not affect the validity or enforceability of the covenants and agreements of the Employee set forth in this Agreement.

7.   No Prior Agreements

7.1 The Employee represents to the best of the Employee's knowledge that the Employee's performance of all the terms of this Agreement do not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including any agreement relating to any proprietary information, knowledge or data acquired by the Employee in confidence, trust or otherwise prior to the Employee's employment by ViRexx) to which the Employee is a party or by the terms of which the Employee may be bound. The Employee covenants and agrees that the Employee shall not disclose to ViRexx, or induce ViRexx to use any proprietary information, knowledge or data belonging to any previous employer or others. The Employee further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

8. Employee's Status

8.1 Nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that ViRexx shall continue to employ the Employee. No change of the Employee's duties as an Employee of ViRexx shall result in, or be deemed to be, a modification of the terms of this Agreement.

9. Successors

9.1 This Agreement shall be binding on and shall enure to the benefit of ViRexx and the Employee, and their respective heirs, personal and legal representatives, successors and assigns. As used in this Agreement, the term "ViRexx" shall also include any corporation or entity which is a parent, subsidiary, or affiliate of ViRexx. The Employee consents to the enforcement of any and all provisions of this Agreement by or for the benefit of ViRexx as to any other corporation or entity regarding any of the Confidential Information.

10. Governing Law

10.1 This Agreement shall at all times and in all respects be governed by the laws of the Province of Alberta and all parties hereto shall irrevocably attorn to the courts of competent jurisdiction of the Province of Alberta.

11. Notices

11.1 Any notice required or permitted to be given to the Employee shall be sufficiently given if delivered to the Employee personally or if mailed by prepaid registered mail, sent by facsimile or by electronic mail in portable document format ("PDF") to the Employee's address last known to ViRexx.

11.2 Any notice required or permitted to be given to ViRexx shall be sufficiently given if delivered personally or if mailed by prepaid registered mail to:

8223 Roper Road, NW
Edmonton, Alberta
T6E 6S4

or at such other address as the Employer may advise the Employee in writing.

11.3 Any notice personally delivered in the manner set out in this Section 11 shall be deemed given when personally delivered or upon receipt of confirmation of delivery of facsimile or electronic mail and any notice mailed in the manner set out in Section 11 shall be deemed to have been received on the fifth regular business day next following the date of posting.

11.4 Either one of the parties may advise the other, in the manner aforesaid, of any change of address for the giving of notices.

12. Entire Agreement

12.1  It is acknowledged that the parties are parties to an employment agreement to which this agreement is attached as Schedule "B". This Agreement and the employment agreement along with any future agreement respecting options or warrants contain the entire agreements and understandings by and between ViRexx and the Employee with respect to the subject matter, and no representations, promises, agreements or understandings, written or oral, express or implied shall be valid or binding unless the same is in writing and signed by the party intended to be bound. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced; moreover, no valid waiver of any provision of this Agreement shall be deemed a waiver of any other provision of this Agreement at the time or shall be deemed a valid waiver of the provision at any other time.

13. Assignment

13.1 This Agreement is assignable by ViRexx without the prior consent of the Employee.

13.2 As this Agreement is personal in nature with respect to the Employee, it is not assignable by the Employee under any circumstance.

14. Gender

14.1 Whenever the singular is used, it shall be deemed to extend to and include the plural. Where one gender is used, it shall include all genders.

15. Headings

15.1 The headings and other captions in this Agreement are for convenience and reference only and are not to be construed in any way as additions or limitations of the covenants and agreements contained in this Agreement.

16. Effective Date

16.1 This Agreement is effective as of the date and year first above mentioned and indicated herein.

IN WITNESS WHEREOF, ViRexx and the Employee have duly executed this Agreement, where applicable by their respective corporate officers hereunto duly authorized.

VIREXX MEDICAL CORP.
Per:
Per:

SIGNED, SEALED AND DELIVERED in the presence of:	) ) ) )
WITNESS		[___________________]

AFFIDAVIT OF EXECUTION

C A N A D A PROVINCE OF ALBERTA TO WIT:	) ) ) ) )	I, __________________________________, of the City of Edmonton, in the Province of Alberta,
MAKE OATH AND SAY:

1. THAT I was personally present and did see [___________________] named in the annexed instrument, who is personally known to me to be the person named therein, duly sign and execute the same for the purpose named therein.

2. THAT the same was executed at the City of Edmonton in the Province of Alberta, and that I am the subscribing witness thereto.

3. THAT I know the said [___________________] and he is in my belief of the full age of eighteen years.

SWORN BEFORE ME at the City of Edmonton, in the Province of Alberta, this _____ day of ____________________, 2007.	) ) ) ) ) )
A COMMISSIONER OF OATHS IN AND FOR THE PROVINCE OF ALBERTA	) )